Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Bob Lougee (508) 435-6117
Friday, November 5, 2004

Arch Wireless Provides Update on U.S. Department of Justice Review
of Proposed Merger with Metrocall

Arch Appoints Interim Management Pending Merger;
Arch Also Appoints Replacement Director for USA Mobility Board Subject to Merger Completion

Westborough, MA (November 5, 2004) -— Arch Wireless, Inc. (Nasdaq: AWIN; BSE: AWL), a leading wireless messaging and mobile information company, today announced that the U.S. Department of Justice investigative staff has recommended that the Department not challenge Arch’s proposed merger with Metrocall Holdings, Inc. and that the Department has closed its investigation of the transaction. This action clears the way for the merger to be completed once all other approvals are obtained.

Metrocall and Arch previously announced a merger agreement that would result in a combination of the two businesses into a holding company to be called USA Mobility, Inc. In addition to DOJ approval, the proposed merger is also subject to the review and consent of the Federal Communications Commission and shareholder approval of both companies.

Arch and Metrocall have scheduled special meetings of stockholders of each company for 10:00 a.m. on Monday, November 8, 2004 to vote on their proposed merger. The record date for both meetings is October 7, 2004. The special meeting of Metrocall stockholders will be held at Sheraton Suites, 801 North Saint Asaph Street, Alexandria, Virginia. The special meeting of Arch stockholders will be held at the offices of Wilmer Cutler Pickering Hale and Dorr, LLP, 60 State Street, Boston, Massachusetts.

As previously disclosed, including in the joint proxy statement/prospectus described below, the management team of USA Mobility after the merger will not include the three most senior Arch executives: C. Edward Baker, Jr., chief executive officer; Lyndon Daniels, chief operating officer; and J. Roy Pottle, chief financial officer. In connection with the transition to the new management team, the employment of Messrs. Baker, Daniels and Pottle with Arch has been terminated, effective today, and Arch has appointed William E. Redmond, Jr. as an interim president pending completion of the merger. Mr. Redmond is a director of Arch Wireless.

In addition, Arch has designated Samme L. Thompson to be a member of the USA Mobility board of directors, subject to completion of the merger. Mr. Thompson replaces Richard A. Rubin, who has decided not to serve on the USA Mobility Board. Both Messrs. Thompson and Rubin are directors of Arch Wireless.

USA Mobility filed with the Securities and Exchange Commission an amended registration statement on Form S-4, which includes a form of joint proxy statement/prospectus of Arch and Metrocall and other relevant documents in connection with the proposed transaction. Investors of Arch and Metrocall are urged to read the definitive joint proxy statement/prospectus and other relevant materials because they contain important information about USA Mobility, Arch and Metrocall and the proposed transaction. The definitive joint proxy statement/prospectus was sent to stockholders of record of Arch and Metrocall seeking their approval of the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by USA Mobility, Arch and Metrocall with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. A free copy of the definitive joint proxy statement/prospectus also may be obtained from Arch Wireless, Inc., 1800 West Park Drive, Suite 250, Westborough, MA 01581, Attention: Jerry Cimmino (tel.: 508-870-6700), or Metrocall Holdings, Inc., 6677 Richmond Highway, Alexandria,

Virginia 22306, Attention: Shirley White (tel.: 703-660-6677). Investors also may access free copies of the documents filed with the SEC by Arch on Arch’s website at www.arch.com or upon written request to Arch at its address listed above, and investors may access free copies of the documents filed with the SEC by Metrocall on Metrocall’s website at www.metrocall.com or upon written request to Metrocall at its address indicated above.

Arch and Metrocall and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Arch stockholders. The directors and executive officers of Arch include: William E. Redmond, Jr., Richard A. Rubin, Samme L. Thompson, James V. Continenza, Eric Gold, Carroll D. McHenry, Matthew Oristano and C. Edward Baker, Jr. The directors and executive officers of Metrocall include: Vincent D. Kelly, Royce Yudkoff, Eugene I. Davis, Nicholas A. Gallopo, David J. Leonard, Brian O’Reilly, Steven D. Scheiwe, George Z. Moratis and Stan Sech. Stockholders may obtain additional information regarding the interests of such participants by reading the preliminary joint proxy statement/prospectus and the definitive joint proxy statement/prospectus.

Arch Wireless, Inc., headquartered in Westborough, Mass., is a leading wireless messaging and mobile information company with operations throughout the United States. It offers a full range of wireless messaging and wireless e-mail services, including mobile data solutions for the enterprise, to business and retail customers nationwide. Arch provides services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean principally through a nationwide direct sales force, as well as through indirect resellers, retailers and other strategic partners. Additional information on Arch is available on the Internet at http://www.arch.com.

Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Arch’s expectations for future operating and financial performance and completion of its pending merger with Metrocall, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Arch’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for its paging products and services, Arch’s ability to continue to reduce operating expenses, possible delays in or failure to obtain shareholder or regulatory approvals of the merger with Metrocall, Arch’s future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third party providers for certain equipment and services, as well as other risks described from time to time in Arch’s periodic reports and registration statements filed with the Securities and Exchange Commission. Although Arch believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Arch disclaims any intent or obligation to update any forward-looking statements.

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